Exhibit (a)(5)(iv)

Theravance Biopharma, Inc. Announces Preliminary Results of Tender Offer

DUBLIN, IRELAND – NOVEMBER 18, 2022 – Theravance Biopharma, Inc. (“Theravance Biopharma” or the “Company”) (NASDAQ: TBPH) today announced the preliminary results of its Dutch auction tender offer (the “Offer”) to purchase up to $95 million of its ordinary shares, par value $0.00001 per share (the “Shares”), which expired at midnight, New York City time, at the end of the day on November 17, 2022.

Based on the preliminary count by Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”), a total of 115,967 Shares were properly tendered and not properly withdrawn.

In accordance with the terms and conditions of the Offer and based on the preliminary count by the Depositary, the Company expects to purchase approximately 115,967 Shares through the Offer at a price of $10.50 per Share, for an aggregate cost of approximately $1.2 million, excluding fees and expenses relating to the Offer. The total of 115,967 Shares that the Company expects to purchase represents approximately 0.2 % of the total number of Shares outstanding as of November 17, 2022. As the Company expects to accept for purchase all the Shares that were properly tendered and not properly withdrawn, the Company expects there to be no proration factor. The Company intends to use the unused portion of the Offer to enlarge the Company’s previously announced, planned open market share repurchase plan, which the Company expects to finalize and commence after the closing of the Offer.

The number of Shares expected to be purchased by the Company and the purchase price are preliminary and subject to change. The preliminary information contained in this press release is subject to confirmation by the Depositary. The final number of Shares to be purchased by the Company and the final purchase price will be announced following the completion by the Depositary of the confirmation process. Payment for the Shares accepted for purchase under the Offer will occur promptly thereafter.

To the extent that the Company purchases shares pursuant to the Company’s anticipated open market share repurchase plan, such purchases may be on the same terms as, or on terms that are more or less favorable to shareholders than, the terms of the Offer.

Evercore Group L.L.C. acted as dealer manager for to act as dealer manager for the Offer. Company shareholders who have questions or would like additional information about the Offer may contact Georgeson LLC, the information agent for the Offer, toll-free at 877-797-1153.

About Theravance Biopharma

Theravance Biopharma, Inc.’s focus is to deliver Medicines that Make a Difference® in people’s lives. In pursuit of its purpose, Theravance Biopharma leverages decades of expertise, which has led to the development of FDA-approved YUPELRI® (revefenacin) inhalation solution indicated for the maintenance treatment of patients with chronic obstructive pulmonary disease (COPD). Its pipeline of internally discovered programs is targeted to address significant unmet patient needs.

For more information, please visit www.theravance.com.

THERAVANCE BIOPHARMA®, THERAVANCE®, and the Cross/Star logo are registered trademarks of the Theravance Biopharma group of companies (in the U.S. and certain other countries).

YUPELRI® is a registered trademark of Mylan Specialty L.P., a Viatris Company. Trademarks, trade names or service marks of other companies appearing on this press release are the property of their respective owners.

Forward-Looking Statements

This press release contains certain “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, the closing of the Offer, including the amount of Shares to be purchased, the applicable proration factor and the purchase price to be paid per Share, and the referenced open market share repurchase plan, including the amount and timing of any purchases thereunder. Theravance Biopharma intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements are based on the current estimates and assumptions of the management of Theravance Biopharma as of the date of this press release and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Theravance Biopharma to be materially different from those reflected in the forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, the satisfaction of the conditions to the Offer, volatility and fluctuations in the trading price and volume of the Shares, and general economic and market conditions. Other risks affecting Theravance Biopharma are in the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 9, 2022, and other periodic reports filed with the SEC. In addition to the risks described above and in Theravance Biopharma’s filings with the SEC, other unknown or unpredictable factors also could affect Theravance Biopharma’s results. No forward-looking statements can be guaranteed, and actual results may differ materially from such statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Theravance Biopharma assumes no obligation to update its forward-looking statements on account of new information, future events or otherwise, except as required by law.

Contact: Andrew Hindman

Chief Financial Officer

investor.relations@theravance.com

650-808-4045